Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Corp. Second Quarter Earnings to Exceed Guidance
Better-Than-Expected Growth in FedEx International Priority
and FedEx Ground Volumes Benefit Results
MEMPHIS, Tenn. December 7, 2009... FedEx Corporation (NYSE: FDX) today announced that it expects to report earnings of $1.10 per diluted share for the second quarter ended November 30, down 30% from $1.58 per diluted share a year ago. The company’s previous guidance for the quarter was $0.65 to $0.95 per diluted share.
“FedEx will exceed previous earnings guidance in the second quarter primarily due to better-than-expected growth in FedEx International Priority® and FedEx Ground volumes, coupled with the benefits of our continuing cost control programs,” said Alan B. Graf Jr., FedEx Corp. executive vice president and chief financial officer. “Year-over-year growth in our U.S. overnight express and FedEx International Priority services increased each month during the quarter, aided by inventory restocking and our successful sales efforts. Demand for our international services has improved significantly since the first quarter, particularly in Asia and Latin America.”
FedEx will release the details of its second quarter earnings and update its earnings outlook on December 17, 2009.
Corporate Overview
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $34 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 275,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com

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